EXHIBIT 13.1

CERTIFICATION

The certification set forth below is being submitted in connection with the annual report  of Arcos Dorados Holdings Inc. on Form 20-F (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.  Woods Staton, the Chief Executive Officer of Arcos Dorados Holdings Inc., certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Arcos Dorados Holdings Inc.

Date: April 18, 2012

/s/ Woods Staton
Name: Woods Staton
Chief Executive Officer